Exhibit 99.1

Primis Financial Corp. Reports Basic and Diluted Earnings per Share from Continuing Operations of $0.19 for the First Quarter of 2022

Announces Signing of a Definitive Agreement to Acquire SeaTrust Mortgage Company

Declares Quarterly Cash Dividend of $0.10 Per Share

MCLEAN, Va., April 28, 2022 /PRNewswire/ -- Primis Financial Corp. (NASDAQ: FRST) ("Primis" or the "Company"), and its wholly-owned subsidiary, Primis Bank (the "Bank"), today reported net income of $4.6 million for the quarter ended March 31, 2022, compared to $7.7 million for the quarter ended December 31, 2021. Earnings per share ("EPS") for the three months ended March 31, 2022 were $0.19 on a basic and diluted basis, compared to $0.31 on a basic and diluted basis for the three months ended December 31, 2021.

As discussed below, Primis today also announced the signing of a definitive agreement to acquire 100% of the stock of SeaTrust Mortgage Company ("SeaTrust"), a bank-owned mortgage company based in Wilmington, North Carolina. Primis anticipates closing the acquisition of SeaTrust in the second quarter of 2022, subject to the satisfaction or waiver of certain closing conditions.

Commenting on the quarter, Dennis Zember, Jr., President and CEO said "I am delighted with where we finished the quarter and even more excited about the momentum we are carrying into the rest of the year. In addition to growth in our core bank, Panacea and Life Premium Finance have substantial pipelines and a record level of engagement from referral sources. Our ability to add a wholly-owned mortgage platform into our operations for such a reasonable price provides so much opportunity to shareholders with virtually no downside. Lastly, our digital offerings are going live and will be unique for consumers and small businesses nationwide."

Highlights for the three months ended March 31, 2022

  Net income from continuing operations totaled $4.6 million, or $0.19 per basic and diluted share, compared to $7.7 million, or $0.31 per basic and diluted share in the fourth quarter of 2021.
  Total assets at the end of the first quarter of 2022 were $3.22 billion, a decrease of 3.3% compared to the first quarter of 2021.
  Gross loans, excluding Paycheck Protection Program ("PPP") balances, grew at an annualized pace of 17.6% during the first quarter of 2022 compared to the fourth quarter of 2021. Gross loans, excluding PPP balances, ended the quarter at $2.36 billion, compared to $2.26 billion at December 31, 2021 and $2.06 billion at March 31, 2021.
  Total deposits were $2.69 billion at March 31, 2022, flat compared to March 31, 2021.
  Non-time deposits were $2.35 billion at March 31, 2022, an increase of 4.3% compared to March 31, 2021.
  Non-interest bearing demand deposits increased to $560 million, or 20.8% of total deposits compared to 19.0% at the end of the same quarter in 2021.
  Time deposits decreased to $339.5 million or 12.6% of total deposits at March 31, 2022 compared to $438.8 million or 16.3% at the end of the first quarter in 2021.
  Cost of deposits declined to 0.35% for the first quarter of 2022 compared to 0.39% for the fourth quarter of 2021 and 0.60% for the first quarter of 2021.
  Pre-tax pre-provision earnings from continuing operations(1) and pre-tax pre-provision operating earnings from continuing operations(1) were $6.2 million and $6.3 million, respectively, for the first quarter of 2022, compared to $8.5 million and $7.9 million, respectively, for the fourth quarter of 2021.
  Provision for credit losses were $0.1 million for the first quarter of 2022 compared to recovery of credit losses of $1.3 million for the fourth quarter of 2021.
  Allowance for credit losses to total loans (excluding PPP balances) was 1.24% at March 31, 2022, compared to 1.29% at December 31, 2021 and 1.70% at March 31, 2021.
  Book value per share was $16.42 and tangible book value per share(1) was $12.11 at March 31, 2022, representing a decrease of $0.34 and $0.32, respectively, from December 31, 2021 after $0.10 in dividends paid during the quarter.
  Joined the USDF Consortium, a membership-based association of FDIC-insured banks, to explore the use of a bank-minted tokenized deposit (USDF™), as an alternative blockchain-powered method of moving value.
  Entered final testing of Primis' new digital bank offering.

Acquisition of SeaTrust Mortgage Company

Primis announced today a definitive agreement to acquire SeaTrust Mortgage Company from its parent company. Formed in late 2019 by an experienced management team, SeaTrust originates mortgages primarily in the Carolinas, Florida and Tennessee from eight offices. Origination volumes in 2021 were approximately $255 million, including both conventional and government mortgage loans, with estimated volumes for 2022 approaching $300 million pre-transaction. John Owens, President of SeaTrust, and Margaret Kronmueller, Chief Operating Officer, will remain with the company as Chief Executive Officer and Chief Operating Officer, respectively, as it rebrands to Primis Mortgage and embarks on a new growth strategy.

Dennis J. Zember, Jr., President and Chief Executive Officer of Primis commented, "We have been public with our desire for a wholly-owned mortgage solution at Primis and believe SeaTrust is the ideal platform for us. The platform is run very efficiently, already profitable at only $250 million of annual volume and fully licensed with FNMA and FHA. John and Margaret are fantastic mortgage bankers with a proven track-record of growing a profitable mortgage business and have substantial contacts in the industry that should pave the way for a larger production team. The entire Company is ambitious and excited about this new partnership. Lastly, our purchase price for this platform means substantial upside for shareholders with only a negligible impact to tangible book value."

Primis anticipates closing this all-cash acquisition in the second quarter of 2022. Additionally, management expects there to be only a minimal impact to tangible book value per share at closing and expects the business to be neutral to earnings and ROA for the remainder of 2022 as earnings are reinvested in recruiting and other growth-oriented systems. Management of Primis and SeaTrust have explored several recruiting opportunities together and are confident in the ability to quickly reach a level of scale necessary for Primis.

Continued Mr. Zember, "We are excited to see the momentum from the investments we made in 2021 with earning assets growth across the organization. Panacea and Life Premium Finance started the year strong and should begin adding to profitability this year. Our core community bank continues to grow and become more profitable. Primis Mortgage will contribute in the near future and will have synergies with our other business lines. Our digital offerings are going live and will provide the base for us to build our future on. We joined the USDF Consortium in the first quarter and are already pursuing use cases for this technology. We are enthusiastic about the performance of the bank going forward."

Lines of Business

As discussed previously, the Company's efforts to develop or incubate new lines of business continue to produce early-stage results. Long–term, the Bank believes these lines of business and the outsized growth associated with them are key to delivering higher levels of earnings per share growth.

Panacea finished the first quarter of 2022 with approximately $81.2 million in outstanding loans, an increase of $31.0 million, or 61.8%, from December 31, 2021. Approximately 51% of first quarter originations were commercial related and the remainder almost equally split between student loan refinance and personal loans. Panacea has successfully built a nationally-recognized brand and with a growing team of industry-leading bankers experienced in providing financial services to the medical, dental and veterinary communities across the United States. The Company believes that the momentum that the organization has built along with its brand, its partner associations and its experienced team leads will result in continued substantial growth.

Commenting on the momentum that Panacea is experiencing, Mr. Tyler Stafford, CEO of the division said, "The level of interest in our offerings and our value proposition continues to increase. Our pipeline of loan opportunities is well over $100 million and continues to grow. Additionally, our application volume is growing and we expect to eclipse 1,000 applications per month by the end of 2022. We continue to recruit experienced commercial bankers across the nation with hyper-competitive products and services. I am confident that we can finish the year with $200 million in loans outstanding with even more momentum that we are experiencing right now."

The Life Premium Finance Division, launched in the fourth quarter of 2021, ended the first quarter of 2022 with outstanding balances, net of deferred fees, of $22.8 million, compared to $13.0 million at the end of the fourth quarter of 2021. To date, the division's loan balances have increased to $38 million and the pipeline currently totals approximately $60 million. Total approved credit in the division finished the first quarter of 2022 at $127 million for future funding of premiums over the next three to five years.

Primis will soon be one of the first banks in the U.S. to offer a full service, full-featured checking account powered by its new digital platform. The account's low cost of acquisition and management allows the Bank to offer hyper-competitive terms. The account includes free overdrafts, refund to the customer of debit and credit interchange income on its cards, free ATM transactions nationwide, bill pay, peer-to-peer capabilities and delivery of almost any conceivable banking service directly to customers' doorsteps in select markets. Speaking about the progress, Mr. Zember commented "Our opportunity with this digital platform is perfectly timed. As our lending strategies in the bank and our lines of business begin to accelerate, we believe the digital bank affords us the opportunity to fund that growth profitably. Additionally, the Company is currently in late-stage discussions with several FinTech's or financially-oriented companies that currently offer single, important services to their customers but lack the full feature banking experience that Primis can offer. Our pitch to these firms and their interest levels and engagement demonstrates the opportunity with this concept, and I am determined to build substantial value for our shareholders with this idea."

Net Interest Income

Net interest income, excluding the effect of PPP fees, was $22.5 million in the first quarter of 2022, compared to $20.0 million in the first quarter of 2021. Compared to the fourth quarter of 2021, net interest income increased $0.5 million despite the shorter quarter. Also excluding the effects of PPP, the Company's net interest margin expanded to 2.96% in the first quarter of 2022 compared to 2.79% in the fourth quarter of 2021 and 2.99% in the first quarter in 2021. Fee income associated with PPP lending programs was $0.3 million in the first quarter of 2022, a material decline from $4.9 million in the first quarter of 2021.

The Company's loan growth over the past several quarters has had a positive impact on both margins and net interest income as the earning asset mix improves. Loans represented 75.4% of total average earning assets in the first quarter of 2022, compared to 72.2% in the fourth quarter of 2021 and 82.1% in the first quarter of 2021. Loan yields in the first quarter, excluding the effect of PPP, were 4.27%, down only slightly from 4.33% in the fourth quarter of 2021 and 4.47% in the first quarter of 2021.

Improvements in the Company's cost of funds more than offset the small decline in loan yields. Total cost of funds in the first quarter of 2022 was 0.52%, down from 0.78% in the first quarter of 2021. Continued improvement in the deposit mix as well as several tweaks to interest bearing deposit rates have brought the organization's funding structure much closer to the Company's peer group. Total demand deposits and total non-CD deposits at the end of the first quarter of 2022 were 20.8% and 87.4%, compared to 19.0% and 83.7% at the end of the first quarter of 2021.

Non-interest Income

During the three months ended March 31, 2022, Primis had non-interest income of $2.1 million, compared to $2.9 million for the three months ended December 31, 2021. The fourth quarter of 2021 included a gain on debt extinguishment of $573 thousand. Adjusting for the gain on debt extinguishment, non-interest income would have been $2.3 million for the fourth quarter of 2021.

Non-interest Expense

Non-interest expense was $19.0 million for the three months ended March 31, 2022, compared to $18.5 million for the three months ended December 31, 2021. Included in non-interest expense is unfunded commitment reserve expense of $260 thousand in the first quarter of 2022 compared to recovery of $152 thousand in the fourth quarter of 2021. Excluding this item, non-interest expense for the three months ended March 31, 2022 was $18.7 million, essentially flat from the three months ended December 31, 2021. As discussed last quarter, Primis intends to consolidate branches in 2022. Six branches will consolidate in the second quarter of this year with another two branches anticipated to be consolidated in the third quarter. Approximately $1.5 million of expense reductions are expected to be realized in 2022 as a result of the branch consolidations with run-rate savings of $3.0 million annually.

Expenses associated with lines of business amounted to $1.6 million in the first quarter of 2022, compared to $0.4 million in the first quarter of 2021. Panacea's expenses have grown primarily as the division has hired commercial sales staff centered on both lending and treasury services. Life Premium Finance costs still center mostly on the principals the Company hired to build the division. Primis expects additional hires in the near future as loan pipelines, outstanding balances and agency approvals continue to improve.

The Company's efficiency ratio and operating efficiency ratio in the first quarter of 2022 was 76.1% and 75.6%, respectively, compared to 66.0% and 65.3%, respectively, in the first quarter of 2021. As highlighted earlier, the first quarter of 2021 benefited from substantially higher PPP fee income. The direct impact of the Company's lines of business contributed approximately 4.0% to the efficiency ratio in the first quarter of 2022. Without this impact, and assuming full run-rate savings from branch consolidations outlined above, the Company's efficiency ratio would have been approximately 60% in the first quarter of 2022.

Loan Portfolio and Asset Quality

Loans outstanding increased to $2.39 billion at March 31, 2022, compared to $2.34 billion at December 31, 2021. Excluding PPP loans, loans outstanding increased $100 million from December 31, 2021, an annualized growth rate of approximately 17.6%. Loan growth was robust across the organization, including the Panacea and Life Premium Finance divisions. The Company believes loan growth will continue at mid-teens or higher rates through the end of 2022.

Nonperforming assets, excluding portions guaranteed by the SBA, were essentially flat at $15.1 million at March 31, 2022 compared to December 31, 2021. Loans rated substandard or doubtful decreased $16.8 million, or 41.6%, from the fourth quarter of 2021, primarily due to the upgrade of one relationship.

The allowance for credit losses was $29.4 million at March 31, 2022, up $0.3 million from $29.1 million at December 31, 2021. The Company recorded a provision for credit losses of $0.1 million compared to a recovery of credit loss expense of $1.3 million in the fourth quarter of 2021, primarily as a result of robust loan growth and a slightly weaker economic outlook due to global uncertainty. As a percentage of loans, excluding PPP balances, the allowance declined to 1.24% at the end of the first quarter of 2022 compared to 1.29% at the end of the fourth quarter of 2021. The Company recorded $175 thousand in net recoveries in the first quarter of 2022 compared to net recoveries of $18 thousand in the fourth quarter of 2021.

Deposits

Total deposits decreased to $2.69 billion at March 31, 2022, compared to $2.76 billion at December 31, 2021. The decrease in deposits was largely driven by an approximately $103 million reduction in deposits tied to a mortgage relationship that temporarily reduced its balances in the first quarter and is expected to fund back up in the second quarter. Absent the reduction in the first quarter, both total deposits and non-time core deposits would have continued to show strong growth in the quarter. Non-interest bearing demand deposits now represent 20.8% of total deposits and time deposits represent only 12.6% of total deposits at March 31, 2022.

Shareholders' Equity

Book value per share as of March 31, 2022 was $16.42, a decrease of $0.34 since December 31, 2021. Tangible book value per share(1) at the end of the first quarter of 2022 was $12.11, a decrease of $0.32 since December 31, 2021. Shareholders' equity was $404 million, or 12.6% of total assets, at March 31, 2022. Tangible common equity(1) at March 31, 2022 was $298.1 million, or 9.57% of tangible assets(1). Equity balances were reduced by $10.6 million from December 31, 2021 to March 31, 2022 because of unrealized mark-to-market adjustments on the Company's available-for-sale securities portfolio due to dramatic increases in market interest rates during the quarter. The Company has the wherewithal to hold these securities until maturity or recovery of the value and does not anticipate realizing any losses on the investments.

Additionally, the Board of Directors announced and declared a dividend of $0.10 per share payable on May 27, 2022 to shareholders of record on May 13, 2022. This is Primis' forty-second consecutive quarterly dividend.

About Primis Financial Corp.

As of March 31, 2022, Primis had $3.22 billion in total assets, $2.39 billion in total loans and $2.69 billion in total deposits. Primis Bank provides a range of financial services to individuals and small- and medium-sized businesses through forty full-service branches in Virginia and Maryland and provides services to customers through certain online and mobile applications.

Contacts:	Address:
Dennis J. Zember, Jr., President and CEO	Primis Financial Corp.
Matthew A. Switzer, EVP and CFO	6830 Old Dominion Drive
Phone: (703) 893-7400	McLean, VA 22101

Primis Financial Corp., NASDAQ Symbol FRST
Website: www.primisbank.com

Conference Call

The Company's management will host a conference call to discuss its first quarter results on Friday, April 29, 2022 at 10:00 a.m. (ET). A live Webcast of the conference call is available at the following website: https://app.webinar.net/NYLd0VB01OB. Participants may also call 1-888-346-2613 and ask for the Primis Financial Corp. call. A replay of the teleconference will be available through May 6, 2022 by calling 1-877-344-7529 and providing Replay Access Code 1138528.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Primis uses non-GAAP financial measures to analyze its performance. The measures entitled net income from continuing operations adjusted for nonrecurring income and expenses; pre-tax pre-provision operating earnings from continuing operations; operating return on average assets from continuing operations; pre-tax pre-provision operating return on average assets from continuing operations; operating return on average equity from continuing operations; operating return on average tangible equity from continuing operations; operating efficiency ratio from continuing operations; tangible book value per share; tangible common equity; tangible common equity to tangible assets; and net interest margin excluding PPP loans are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. We use the term "operating" to describe a financial measure that excludes income or expense considered to be non-recurring in nature. Items identified as non-operating are those that, when excluded from a reported financial measure, provide management or the reader with a measure that may be more indicative of forward-looking trends in our business. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures is provided in the Reconciliation of Non-GAAP items table.

Management believes that these non-GAAP financial measures provide additional useful information about Primis that allows management and investors to evaluate the ongoing operating results, financial strength and performance of Primis and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Primis' performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Primis. Non-GAAP financial measures are not standardized and, therefore, it may not be possible to compare these measures with other companies that present measures having the same or similar names.

Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release and certain of our other filings with the Securities and Exchange Commission contain statements that constitute "forward-looking statements" within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Such statements can generally be identified by such words as "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and other similar words or expressions of the future or otherwise regarding the outlook for the Company's future business and financial performance and/or the performance of the banking industry and economy in general. These forward-looking statements include, but are not limited to, our expectations regarding our future operating and financial performance, including our outlook and long-term goals for future growth and new offerings and services; our expectations regarding net interest margin; expectations on our growth strategy, expense management, capital management and future profitability; expectations on credit quality and performance; statements regarding the effects of the ongoing COVID-19 pandemic and related variants on our business and financial results and conditions; and the assumptions underlying our expectations.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. Factors that might cause such differences include, but are not limited to: the Company's ability to implement its various strategic and growth initiatives, including its recently established Panacea Financial and Life Premium Finance Divisions, new digital bank and V1BE fulfillment service and proposed acquisition of SeaTrust; competitive pressures among financial institutions increasing significantly; changes in applicable laws, rules, or regulations, including changes to statutes, regulations or regulatory policies or practices; changes in management's plans for the future; credit risk associated with our lending activities; changes in interest rates, inflation, loan demand, real estate values, or competition, as well as labor shortages and supply chain disruptions; changes in accounting principles, policies, or guidelines; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company's participation in and execution of government programs related to the COVID-19 pandemic; the ongoing impact of the COVID-19 pandemic on the Company's assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for credit losses; and other general competitive, economic, political, and market factors, including those affecting our business, operations, pricing, products, or services.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company's management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company's filings with the Securities and Exchange Commission, the Company's Annual Report on Form 10-K for the year ended December 31, 2021, under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors," and in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Primis Financial Corp.
Financial Highlights (unaudited)
(Dollars in thousands, except per share data)	For Three Months Ended:					Variance - 1Q 2022 vs.

Selected Performance Ratios:	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2021		1Q 2021
Return on average assets from continuing operations	0.55%	0.88%	0.72%	1.05%	1.06%	(33)	bps	(50)	bps
Operating return on average assets from continuing operations(1)	0.57%	0.83%	0.72%	1.05%	1.08%	(27)		(51)
Pre-tax pre-provision operating return on average assets from continuing operations(1)	0.77%	0.91%	0.98%	0.86%	1.30%	(15)		(54)
Return on average equity from continuing operations	4.49%	7.37%	6.01%	8.81%	8.57%	(288)		(408)
Operating return on average equity from continuing operations(1)	4.58%	6.94%	6.01%	8.81%	8.73%	(236)		(415)
Operating return on average tangible equity from continuing operations(1)	6.16%	9.36%	8.12%	12.03%	12.00%	(320)		(584)
Cost of funds	0.52%	0.56%	0.57%	0.66%	0.78%	(4)		(26)
Net interest margin	2.96%	3.00%	2.87%	2.80%	3.41%	(4)		(45)
Gross loans to deposits	89.11%	84.68%	82.46%	83.11%	88.95%	4	pts	0	pts
Efficiency ratio from continuing operations	76.11%	68.17%	64.80%	71.00%	66.01%	8		1,011
Operating efficiency ratio from continuing operations(1)	75.65%	69.64%	64.80%	71.00%	65.28%	6		1,038

Per Share Data:
Earnings per share from continuing operations - Basic	$ 0.19	$ 0.31	$ 0.25	$ 0.36	$ 0.35	(38.71)%		(46.18)%
Earnings per share from discontinued operations - Basic	-	-	(0.09)	0.06	0.04	-%		(100.00)
Earnings per share - Basic	$ 0.19	$ 0.31	$ 0.16	$ 0.42	$ 0.40	(38.71)%		(51.94)
Earnings per share from continuing operations - Diluted	$ 0.19	$ 0.31	$ 0.25	$ 0.36	$ 0.34	(38.71)		(44.24)
Earnings per share from discontinued operations - Diluted	-	-	(0.09)	0.06	0.04	-		(100.00)
Earnings per share - Diluted	$ 0.19	$ 0.31	$ 0.16	$ 0.42	$ 0.38	(38.71)%		(50.37)
Book value per share	$ 16.42	$ 16.76	$ 16.63	$ 16.59	$ 16.22	(2.03)		1.22
Tangible book value per share(1)	$ 12.11	$ 12.43	$ 12.28	$ 12.22	$ 11.84	(2.57)		2.25
Cash dividend per share	$ 0.10	$ 0.10	$ 0.10	$ 0.10	$ 0.10	-		(0.21)
Weighted average shares outstanding - Basic	24,503,945	24,476,569	24,474,104	24,450,916	24,349,884	0.11		0.63
Weighted average shares outstanding - Diluted	24,662,588	24,653,363	24,634,384	24,616,824	24,509,052	0.04		0.63
Shares outstanding at end of period	24,622,739	24,574,619	24,574,619	24,537,269	24,532,795	0.20%		0.37%

Asset Quality Ratios:
Non-performing assets as a percent of total assets, excluding SBA guarantees	0.47%	0.44%	0.47%	0.43%	0.41%	3	bps	6	bps
Net charge-offs (recoveries) as a percent of average loans (annualized)	(0.03%)	(0.00%)	0.34%	(0.10%)	0.01%	(3)		(4)
Allowance for credit losses to total loans	1.23%	1.24%	1.31%	1.37%	1.46%	(2)		(23)
Allowance for credit losses to total loans (excluding PPP loans)	1.24%	1.29%	1.40%	1.52%	1.70%	(4)		(45)

Capital Ratios:
Tangible common equity to tangible assets(1)	9.57%	9.26%	9.02%	9.12%	9.01%	31	bps	56	bps
Leverage ratio (2)	10.13%	9.41%	9.15%	9.38%	9.61%	72		52
Common equity tier 1 capital ratio (2)	13.99%	13.09%	13.85%	13.77%	13.64%	90		35
Tier 1 risk-based capital ratio (2)	14.45%	13.52%	14.31%	14.23%	14.11%	93		34
Total risk-based capital ratio (2)	19.41%	18.52%	19.60%	19.52%	19.48%	89		(7)

(1) See Reconciliation of Non-GAAP financial measures.
(2) March 31, 2022 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C.

Primis Financial Corp.
(Dollars in thousands)	As Of :					Variance - 1Q 2022 vs.

Condensed Consolidated Balance Sheets (unaudited)	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2021		1Q 2021
Assets
Cash and cash equivalents	$ 298,230	$ 530,167	$ 650,746	$ 620,839	$ 480,280	(43.75)%		(37.90)%
Investment securities-available for sale	271,626	271,332	206,821	201,977	170,216	0.11		59.58
Investment securities-held to maturity	16,138	22,940	26,412	28,669	33,180	(29.65)		(51.36)
Loans receivable, net of deferred fees	2,393,669	2,339,986	2,314,584	2,286,355	2,391,529	2.29		0.09
Allowance for credit losses	(29,379)	(29,105)	(30,386)	(31,265)	(34,893)	0.94		(15.80)
Net loans	2,364,290	2,310,881	2,284,198	2,255,090	2,356,636	2.31		0.32
Stock in Federal Reserve Bank and Federal Home Loan Bank	11,927	15,521	15,521	15,521	15,521	(23.16)		(23.16)
Investments in mortgage affiliate - held for sale	-	-	10,050	12,949	14,212	-		(100.00)
Bank premises and equipment, net	29,872	30,410	30,686	30,099	30,076	(1.77)		(0.68)
Operating lease right-of-use assets	5,305	5,866	6,331	6,386	6,947	(9.56)		(23.64)
Goodwill and other intangible assets	106,075	106,416	106,757	107,098	107,439	(0.32)		(1.27)
Bank-owned life insurance	67,099	66,724	66,336	65,949	65,569	0.56		2.33
Other real estate owned	1,041	1,163	1,312	1,274	2,255	(10.49)		(53.84)
Deferred tax assets, net	12,380	9,571	13,571	14,442	14,702	29.35		(15.79)
Other assets	35,893	36,362	33,676	34,858	33,437	(1.29)		7.35
Total assets	$ 3,219,876	$ 3,407,353	$ 3,452,417	$ 3,395,151	$ 3,330,470	(5.50)%		(3.32)%

Liabilities and stockholders' equity
Demand deposits	$ 559,682	$ 530,282	$ 535,706	$ 525,244	$ 511,611	5.54%		9.40%
NOW accounts	730,235	849,738	921,667	912,666	821,746	(14.06)		(11.14)
Money market accounts	831,580	799,759	758,259	714,759	713,968	3.98		16.47
Savings accounts	225,291	222,862	216,470	209,441	202,488	1.09		11.26
Time deposits	339,456	360,575	374,965	388,954	438,773	(5.86)		(22.64)
Total deposits	2,686,244	2,763,216	2,807,067	2,751,064	2,688,586	(2.79)		(0.09)
Securities sold under agreements to repurchase - short term	11,231	9,962	13,348	12,521	16,445	12.74		(31.71)
Federal Home Loan Bank advances	-	100,000	100,000	100,000	100,000	(100.0)		(100.00)
Subordinated debt and notes	95,099	95,028	95,442	95,404	95,367	0.07		(0.28)
Operating lease liabilities	5,897	6,498	7,000	7,014	7,629	(9.25)		(22.70)
Other liabilities	17,210	20,768	20,931	22,208	24,457	(17.13)		(29.63)
Total liabilities	2,815,681	2,995,472	3,043,788	2,988,211	2,932,484	(6.00)		(3.98)
Stockholders' equity	404,195	411,881	408,629	406,940	397,986	(1.87)		1.56
Total liabilities and stockholders' equity	$ 3,219,876	$ 3,407,353	$ 3,452,417	$ 3,395,151	$ 3,330,470	(5.50)%		(3.32)%

Tangible common equity(1)	$ 298,120	$ 305,465	$ 301,872	$ 299,842	$ 290,547	(2.40)%		2.61%

Primis Financial Corp.
(Dollars in thousands)	For Three Months Ended:					Variance - 1Q 2022 vs.

Condensed Consolidated Statement of Operations (unaudited)	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2021		1Q 2021
Interest and dividend income	$ 26,585	$ 28,503	$ 27,801	$ 26,631	$ 30,308	(6.73)%		(12.28)%
Interest expense	3,731	4,262	4,594	4,831	5,353	(12.46)		(30.30)
Net interest income	22,854	24,241	23,207	21,800	24,955	(5.72)		(8.42)
Provision for (recovery of) credit losses	99	(1,299)	1,085	(4,215)	(1,372)	(107.62)		(107.22)
Net interest income after provision for (recovery of) credit losses	22,755	25,540	22,122	26,015	26,327	(10.90)		(13.57)
Account maintenance and deposit service fees	1,351	1,420	1,509	1,586	1,664	(4.86)		(18.81)
Income from bank-owned life insurance	375	535	387	379	386	(29.91)		(2.85)
Gain on debt extinguishment	-	573	-	-	-	(100.00)		-
Recoveries on loans and securities charged-off prior to acquisition	90	52	481	224	79	73.08		13.92
Other	274	307	(26)	229	220	(10.75)		24.55
Noninterest income	2,090	2,887	2,351	2,418	2,349	(27.61)		(11.03)
Employee compensation and benefits	9,625	9,527	9,032	8,810	9,372	1.03		2.70
Occupancy and equipment expenses	2,557	2,487	2,523	2,311	2,355	2.81		8.58
Amortization of core deposit intangible	341	342	341	341	341	(0.29)		-
Virginia franchise tax expense	813	733	732	759	675	10.91		20.44
Data processing expense	1,197	934	1,003	1,016	799	28.16		49.81
Telecommunication and communication expense	382	439	415	414	522	(12.98)		(26.82)
Net (gain) loss on other real estate owned	(59)	70	-	77	(60)	184.29		(1.67)
Professional fees	1,387	1,238	874	1,091	1,134	12.04		22.31
Other expenses	2,744	2,722	1,640	2,376	2,885	0.81		(4.89)
Noninterest expense	18,987	18,492	16,560	17,195	18,023	2.68		5.35
Income from continuing operations before income taxes	5,858	9,935	7,913	11,238	10,653	(41.04)		(45.01)
Income tax expense	1,265	2,284	1,702	2,434	2,301	(44.61)		(45.02)
Income from continuing operations	4,593	7,651	6,211	8,804	8,352	(39.97)		(45.01)
Income (loss) from discontinued operations before income taxes	-	-	(2,899)	1,878	1,315	-		(100.00)
Income tax expense (benefit)	-	-	(627)	407	284	-		(100.00)
Income (loss) from discontinued operations	-	-	(2,272)	1,471	1,031	-		(100.00)
Net income	$ 4,593	$ 7,651	$ 3,939	$ 10,275	$ 9,383	(39.97)%		(51.05)%

(1) See Reconciliation of Non-GAAP financial measures.

Primis Financial Corp.
(Dollars in thousands)	As Of:					Variance - 1Q 2022 vs.

Loan Portfolio Composition	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2021		1Q 2021
Loans secured by real estate:
Commercial real estate - owner occupied	$ 406,285	$ 389,109	$ 421,940	$ 417,489	$ 421,666	4.41%		(3.65)%
Commercial real estate - non-owner occupied	615,682	590,523	631,423	563,114	567,945	4.26		8.41
Secured by farmland	8,896	10,003	10,721	11,861	12,351	(11.07)		(27.97)
Construction and land development	116,365	121,520	109,763	109,719	104,661	(4.24)		11.18
Residential 1-4 family	575,946	548,830	531,556	516,475	515,518	4.94		11.72
Multi-family residential	152,266	164,071	153,310	130,221	136,914	(7.20)		11.21
Home equity lines of credit	72,440	73,877	75,775	80,262	85,160	(1.95)		(14.94)
Total real estate loans	1,947,880	1,897,933	1,934,488	1,829,141	1,844,215	2.63		5.62

Commercial loans	336,961	303,697	203,243	194,610	188,050	10.95		79.19
Paycheck Protection Program loans	31,404	77,319	140,465	234,315	335,210	(59.38)		(90.63)
Consumer loans	77,424	61,037	36,388	28,289	24,054	26.85		221.88
Loans receivable, net of deferred fees	$ 2,393,669	$ 2,339,986	$ 2,314,584	$ 2,286,355	$ 2,391,529	2.29%		0.09%

Loans by Risk Grade:
Pass, not graded	$ -	$ -	$ -	$ -	$ -	-%		-%
Pass Grade 1 - Highest Quality	786	641	789	1,054	955	22.62		(17.70)
Pass Grade 2 - Good Quality	8,734	103,496	153,834	247,664	348,836	(91.56)		(97.50)
Pass Grade 3 - Satisfactory Quality	1,413,480	1,327,718	1,248,233	1,142,784	1,110,453	6.46		27.29
Pass Grade 4 - Pass	895,197	836,610	841,451	823,866	853,234	7.00		4.92
Pass Grade 5 - Special Mention	51,884	31,112	25,008	29,844	33,661	66.77		54.14
Grade 6 - Substandard	23,588	40,409	45,269	39,613	44,390	(41.63)		(46.86)
Grade 7 - Doubtful	-	-	-	1,530	-	-		-
Grade 8 - Loss	-	-	-	-	-	-		-
Total loans	$ 2,393,669	$ 2,339,986	$ 2,314,584	$ 2,286,355	$ 2,391,529	2.29%		0.09%

(Dollars in thousands)	As Of or For Three Months Ended:

Asset Quality Information	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021
Allowance for Credit Losses:
Balance at beginning of period	$ (29,105)	$ (30,386)	$ (31,265)	$ (34,893)	$ (36,345)
(Provision for) / recovery of allowance for credit losses	(99)	1,299	(1,085)	4,215	1,372
Net charge-offs	(175)	(18)	1,964	(587)	80
Ending balance	$ (29,379)	$ (29,105)	$ (30,386)	$ (31,265)	$ (34,893)

Reserve for Unfunded Commitments:
Balance at beginning of period	$ (977)	$ (1,129)	$ (1,599)	$ (1,450)	$ (740)
(Expense for) / recovery of unfunded loan commitment reserve	(260)	152	470	(149)	(710)
Total Reserve for Unfunded Commitments	$ (1,237)	$ (977)	$ (1,129)	$ (1,599)	$ (1,450)

	As Of:					Variance - 1Q 2022 vs.

Non-Performing Assets:	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2021		1Q 2021
Nonaccrual loans	$ 14,941	$ 15,029	$ 18,352	$ 14,604	$ 14,251	(0.59)%		4.84%
Accruing loans delinquent 90 days or more	1,817	283	-	-	-	NM		-
Total non-performing loans	16,758	15,312	18,352	14,604	14,251	9.44		17.59
Other real estate owned	1,041	1,163	1,312	1,274	2,255	(10.49)		(53.84)
Total non-performing assets	$ 17,799	$ 16,475	$ 19,664	$ 15,878	$ 16,506	8.04		7.83
SBA guaranteed portion of non-performing loans	$ 2,651	$ 1,388	$ 3,361	$ 1,380	$ 2,960	90.99		(10.44)

Troubled debt restructuring	$ 3,103	$ 3,401	$ 3,710	$ 2,766	$ 2,804	(8.76)		10.7
Loans deferred under COVID-19 modifications	$ -	$ -	$ 6,985	$ 25,977	$ 112,834	-%		(100.00)%

The company defines "NM" as not meaningful for increases or decreases greater than 300 percent.

Primis Financial Corp.
(Dollars in thousands)	For Three Months Ended:					Variance - 2Q 2021 vs.

Average Balance Sheet	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021	4Q 2021		1Q 2021
Assets
Loans, net of deferred fees	$ 2,360,782	$ 2,317,260	$ 2,291,945	$ 2,327,162	$ 2,436,713	1.88%		(3.12)%
Investment securities	302,431	258,265	229,906	215,713	193,364	17.10		56.41
Other earning assets	466,952	632,841	689,084	577,939	339,480	(26.21)		37.55
Total earning assets	3,130,165	3,208,366	3,210,935	3,120,814	2,969,557	(2.44)		5.41
Investment in STM - Held for sale	—	9,941	12,621	12,728	12,629
Other assets	226,320	229,718	230,116	226,836	228,108	(1.48)		(0.78)
Total assets	$ 3,356,485	$ 3,448,025	$ 3,453,672	$ 3,360,378	$ 3,210,294	(2.65)%		4.55%

Liabilities and stockholders' equity
Demand deposits	$ 545,530	$ 547,504	$ 547,500	$ 516,877	$ 477,812	(0.36)%		14.17%
Interest-bearing liabilities:
NOW and other demand accounts	817,430	878,652	920,203	867,499	773,768	(6.97)		5.64
Money market accounts	809,460	784,942	744,280	719,925	653,443	3.12		23.88
Savings accounts	224,716	219,823	213,859	206,507	192,252	2.23		16.89
Time deposits	350,368	368,603	380,233	409,247	465,945	(4.95)		(24.80)
Total Deposits	2,747,504	2,799,524	2,806,075	2,720,055	2,563,219	(1.86)		7.19
Borrowings	171,293	209,215	208,689	210,505	218,427	(18.13)		(21.58)
Total Funding	2,918,797	3,008,739	3,014,764	2,930,560	2,781,646	(2.99)		4.93
Other Liabilities	23,057	27,407	28,699	29,013	33,510	(15.87)		(31.19)
Stockholders' equity	414,631	411,879	410,209	400,805	395,138	0.67		4.93
Total liabilities and stockholders' equity	$ 3,356,485	$ 3,448,025	$ 3,453,672	$ 3,360,378	$ 3,210,294	(2.65)%		4.55%

Memo: Average PPP loans	$ 51,491	$ 102,078	$ 191,504	$ 294,019	$ 333,145	(49.56)%		(84.54)%

Net Interest Income
Loans	$ 24,749	$ 26,701	$ 26,181	$ 25,182	$ 28,957	(7.31)%		(14.53)%
Investment securities	1,430	1,242	1,083	1,073	1,042	15.14		37.24
Other earning assets	406	560	537	376	309	(27.50)		31.39
Total Earning Assets	26,585	28,503	27,801	26,631	30,308	(6.73)		(12.28)

Non-interest bearing DDA	-	-	-	-	-	-		-
NOW and other interest-bearing demand accounts	666	832	1,062	1,022	1,093	(19.95)		(39.07)
Money market accounts	859	952	1,056	1,153	1,085	(9.77)		(20.83)
Savings accounts	149	154	165	157	142	(3.25)		4.93
Time deposits	700	809	877	1,057	1,496	(13.47)		(53.21)
Total Deposit Costs	2,374	2,747	3,160	3,389	3,816	(13.58)		(37.79)

Borrowings	1,357	1,515	1,434	1,442	1,537	(10.43)		(11.71)
Total Funding Costs	3,731	4,262	4,594	4,831	5,353	(12.46)		(30.30)

Net Interest Income	$ 22,854	$ 24,241	$ 23,207	$ 21,800	$ 24,955	(5.72)%		(8.42)%

Memo: SBA PPP loan interest and fee income	$ 435	$ 2,503	$ 3,146	$ 2,559	$ 5,778	(82.62)%		(92.47)%
Memo: SBA PPP loan funding costs	$ 44	$ 90	$ 169	$ 257	$ 288	(51.11)%		(84.72)%

Net Interest Margin
Loans	4.25%	4.57%	4.53%	4.34%	4.82%	(32)	bps	(57)	bps
Investments	1.92%	1.91%	1.87%	2.00%	2.19%	1		(27)
Other Earning Assets	0.35%	0.35%	0.31%	0.26%	0.37%	-		(2)
Total Earning Assets	3.44%	3.52%	3.44%	3.42%	4.14%	(8)		(70)

NOW	0.33%	0.38%	0.46%	0.47%	0.57%	(5)		(24)
MMDA	0.43%	0.48%	0.56%	0.64%	0.67%	(5)		(24)
Savings	0.27%	0.28%	0.31%	0.30%	0.30%	(1)		(3)
CDs	0.81%	0.87%	0.92%	1.04%	1.30%	(6)		(49)
Cost of Interest Bearing Deposits	0.44%	0.48%	0.56%	0.62%	0.74%	(4)		(30)
Cost of Deposits	0.35%	0.39%	0.45%	0.50%	0.60%	(4)		(25)

Other Funding	3.22%	2.87%	2.73%	2.75%	2.85%	35		37
Total Cost of Funds	0.52%	0.56%	0.57%	0.66%	0.78%	(4)		(26)

Net Interest Margin	2.96%	3.00%	2.87%	2.80%	3.41%	(4)		(45)
Net Interest Spread	2.81%	2.96%	2.83%	2.76%	3.36%	(15)		(55)

Memo: Excluding SBA PPP loans
Loans	4.27%	4.33%	4.35%	4.46%	4.47%	(6)	bps	(20)	bps
Total Earning Assets	3.44%	3.32%	3.24%	3.42%	3.77%	12		(33)
Net Interest Margin*	2.96%	2.79%	2.66%	2.77%	2.99%	17		(4)

*Net interest margin excluding the effect of SBA PPP loans assumes a funding cost of 35bps on average PPP balances in all applicable periods

Primis Financial Corp.
(Dollars in thousands, except per share data)	For Three Months Ended:					For Three Months Ended:

Reconciliation of Non-GAAP items:	1Q 2022	4Q 2021	3Q 2021	2Q 2021	1Q 2021	1Q 2022		1Q 2021
Net income from continuing operations	$ 4,593	$ 7,651	$ 6,211	$ 8,804	$ 8,352	$ 4,593		$ 8,352
Non-GAAP adjustments to Net Income from continuing operations:
Management Restructure / Recruiting	-	-	-	-	200	-		200
Merger expenses	115	-	-	-	-	115		-
(Gain) on debt extinguishment	-	(573)	-	-	-	-		-
Income tax effect	(25)	124	-	-	(43)	(25)		(43)
Net Income from continuing operations adjusted for nonrecurring income and expenses	$ 4,683	$ 7,202	$ 6,211	$ 8,804	$ 8,509	$ 4,683		$ 8,509

Net income from continuing operations	$ 4,593	$ 7,651	$ 6,211	$ 8,804	$ 8,352	$ 4,593		$ 8,352
Income tax expense	1,265	2,284	1,702	2,434	2,301	1,265		2,301
Provision for credit losses (incl. unfunded commitment expense)	359	(1,451)	615	(4,066)	(661)	359		(661)
Pre-tax pre-provision earnings from continuing operations	$ 6,217	$ 8,484	$ 8,528	$ 7,172	$ 9,992	$ 6,217		$ 9,992
Effect of adjustment for nonrecurring income and expenses	115	(573)	-	-	200	115		200
Pre-tax pre-provision operating earnings from continuing operations	$ 6,332	$ 7,911	$ 8,528	$ 7,172	$ 10,192	$ 6,332		$ 10,192

Return on average assets from continuing operations	0.55%	0.88%	0.72%	1.05%	1.06%	0.55%		1.06%
Effect of adjustment for nonrecurring income and expenses	0.01%	(0.05%)	0.00%	0.00%	0.02%	0.01%		0.02%
Operating return on average assets from continuing operations	0.57%	0.83%	0.72%	1.05%	1.08%	0.57%		1.08%

Return on average assets from continuing operations	0.55%	0.88%	0.72%	1.05%	1.06%	0.55%		1.06%
Effect of tax expense	0.15%	0.26%	0.20%	0.29%	0.29%	0.15%		0.29%
Effect of provision for credit losses	0.04%	(0.17%)	0.07%	(0.49%)	(0.08%)	0.04%		(0.08%)
Pre-tax pre-provision return on average assets from continuing operations	0.75%	0.98%	0.98%	0.86%	1.27%	0.75%		1.27%
Effect of adjustment for nonrecurring income and expenses	0.01%	(0.07%)	0.00%	0.00%	0.03%	0.01%		0.03%
Pre-tax pre-provision operating return on average assets from continuing operations	0.77%	0.91%	0.98%	0.86%	1.30%	0.77%		1.30%

Return on average equity from continuing operations	4.49%	7.37%	6.01%	8.81%	8.57%	4.49%		8.57%
Effect of adjustment for nonrecurring income and expenses	0.09%	(0.43%)	0.00%	0.00%	0.16%	0.09%		0.16%
Operating return on average equity from continuing operations	4.58%	6.94%	6.01%	8.81%	8.73%	4.58%		8.73%
Effect of goodwill and other intangible assets	1.58%	2.42%	2.12%	3.22%	3.26%	1.58%		3.27%
Operating return on average tangible equity from continuing operations	6.16%	9.36%	8.12%	12.03%	12.00%	6.16%		12.00%

Efficiency ratio from continuing operations	76.11%	68.17%	64.80%	71.00%	66.01%	76.11%		66.01%
Effect of adjustment for nonrecurring income and expenses	(0.46%)	1.47%	0.00%	0.00%	(0.73%)	(0.46%)		(0.73%)
Operating efficiency ratio from continuing operations	75.65%	69.64%	64.80%	71.00%	65.28%	75.65%		65.28%

Earnings per share from continuing operations - Basic	$ 0.19	$ 0.31	$ 0.25	$ 0.36	$ 0.35	$ 0.19		$ 0.35
Effect of adjustment for nonrecurring income and expenses	0.00	(0.02)	0.00	0.00	(0.00)	0.00		(0.00)
Operating earnings per share from continuing operations - Basic	$ 0.19	$ 0.29	$ 0.25	$ 0.36	$ 0.35	$ 0.19		$ 0.35

Earnings per share from continuing operations - Diluted	$ 0.19	$ 0.31	$ 0.25	$ 0.36	$ 0.34	$ 0.19		$ 0.34
Effect of adjustment for nonrecurring income and expenses	(0.00)	(0.02)	0.00	0.00	0.01	(0.00)		0.01
Operating earnings per share from continuing operations - Diluted	$ 0.19	$ 0.29	$ 0.25	$ 0.36	$ 0.35	$ 0.19		$ 0.35

Book value per share	$ 16.42	$ 16.76	$ 16.63	$ 16.59	$ 16.22	$ 16.42		$ 16.22
Effect of goodwill and other intangible assets	(4.31)	(4.34)	(4.35)	(4.37)	(4.38)	(4.31)		(4.38)
Tangible book value per share	$ 12.11	$ 12.43	$ 12.28	$ 12.22	$ 11.84	$ 12.11		$ 11.84

Stockholders' equity	$ 404,195	$ 411,881	$ 408,629	$ 406,940	$ 397,986	$ 404,195		$ 397,986
Less goodwill and other intangible assets	(106,075)	(106,416)	(106,757)	(107,098)	(107,439)	(106,075)		(107,439)
Tangible common equity	$ 298,120	$ 305,465	$ 301,872	$ 299,842	$ 290,547	$ 298,120		$ 290,547

Equity to assets	12.55%	12.10%	11.84%	11.99%	11.95%	12.55%		11.95%
Effect of goodwill and other intangible assets	(2.98%)	(2.84%)	(2.81%)	(2.87%)	(2.94%)	(2.98%)		(2.94%)
Tangible common equity to tangible assets	9.57%	9.26%	9.02%	9.12%	9.01%	9.57%		9.01%

Net interest margin	2.96%	3.00%	2.87%	2.80%	3.41%	2.96%		3.41%
Effect of adjustment for PPP associated balances*	(0.00%)	(0.21%)	(0.21%)	(0.03%)	(0.42%)	(0.00%)		(0.42%)
Net interest margin excluding PPP	2.96%	2.79%	2.66%	2.77%	2.99%	2.96%		2.99%

*Net interest margin excluding the effect of PPP loans assumes a funding cost of 35bps on average PPP balances in all applicable periods